Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium	Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM ADOPTS STOCKHOLDER RIGHTS PLAN

SAN DIEGO, CA – July 11, 2006 – Cardium Therapeutics, Inc. (OTCBB: CDTP) announced today that its board of directors approved the adoption of a Stockholder Rights Plan designed to protect against potential takeover tactics that are not in the best interest of the company and its stockholders, such as acquisitions of control without paying all stockholders a fair premium, coercive tender offers and inadequate offers. The Rights Plan was not adopted in response to any specific effort to acquire control of the Company and it is not intended to prevent an offer that the Board concludes is in the best interests of Cardium and its stockholders.

“Since the Company’s funding in October 2005, we have made two acquisitions which include a portfolio of biologic growth factors and related delivery techniques from the Schering AG Group, Germany and the technologies and products of InnerCool Therapies, Inc., a medical technology company in the emerging field of therapeutic hypothermia,” stated Christopher J. Reinhard, Cardium’s Chairman and Chief Executive Officer. “It is estimated that $250 million has been invested to date to develop the products and technologies that Cardium now controls. In addition to these important acquisitions and other corporate actions, we have put this plan into place in an effort to help Cardium stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers and other abusive tactics to gain control without paying our stockholders the fair value of their shares.”

Under the terms of the Rights Plan, Cardium will issue a dividend of one right for each share of its Common Stock held by stockholders of record as of the close of business on July 21, 2006. Each right will initially entitle stockholders to purchase a fractional share of the Company’s preferred stock for $40.00. However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. In general, if a person or group acquires, or announces a tender or exchange offer that would result in the acquisition of 15% or more of Cardium Common Stock while the stockholder rights plan remains in place, then, unless the rights are redeemed by Cardium for $0.001 per right, the rights will become exercisable by all rights holders except the acquiring person or group for shares of the third party acquirer having a value of twice the right’s then-current exercise price. Cardium’s Stockholder Rights Plan will be reviewed and evaluated every three years by a committee of independent directors of Cardium’s board of directors to consider whether the plan is in the best interests of Cardium and its stockholders. The Rights Plan may also be amended or revoked by Cardium at any time. Unless earlier terminated or amended, the rights will expire on July 10, 2016. Additional details regarding the Rights Plan will be outlined in a summary and mailed to all stockholders of record of Cardium on July 21, 2006, and a copy of the Rights Plan will be contained in a Form 8-K to be filed with the Securities and Exchange Commission.

About Cardium

Cardium Therapeutics, Inc., founded in 2003 and headquartered in San Diego, is a medical technology company primarily focused on the development, manufacture and sale of innovative therapeutic products for cardiovascular and related indications. In October 2005, Cardium acquired a portfolio of growth factor therapeutics from the Schering AG Group, Germany, including the later-stage product candidate, Generx™, and completed a $30 million financing. Generx (alferminogene tadenovec) is a DNA-based growth factor therapeutic being developed for potential use by interventional cardiologists as a one-time treatment to promote and stimulate the growth of collateral circulation in the hearts of patients with ischemic conditions such as recurrent angina.

As announced in March 2006, Cardium has also acquired the technologies and products of InnerCool Therapies, Inc., a San Diego-based medical technology company in the emerging field of therapeutic hypothermia, which is designed to rapidly and controllably cool the body in order to reduce cell death and damage following acute ischemic events such as cardiac arrest or stroke, and to potentially lessen or prevent associated injuries such as adverse neurologic outcomes. For more information about Cardium’s InnerCool subsidiary and therapeutic hypothermia, including its Celsius Control System™, which has now received regulatory clearance in the U.S., Europe and Australia, please visit www.innercool.com. For more information about Cardium and its businesses, products and therapeutic candidates, please visit www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that the adoption of the stockholder rights plan will effectively protect against abusive or coercive takeover tactics, that the rights plan will help the company in dealing with any potential takeover and not result in litigation related to the adoption or implementation of the rights plan or the response to a potential takeover, that the rights plan will not dissuade or prevent a party from making a takeover offer that is in the best interests of the stockholders, that Cardium’s stockholders will receive fair and equal treatment in the event of any proposed takeover of the company, that the rights plan will prove to be in the best interests of the company and its stockholders, that our efforts to develop our product candidates and our business will be successful, that our actual or proposed products and treatments will prove to be safe or effective, that third parties on whom we depend will perform as anticipated, that our products or product candidates will lead to value enhancing or partnering opportunities, or that we will succeed in enhancing long-term shareholder value. Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, our limited experience in the development of DNA-based cardiovascular therapeutics and therapeutic hypothermia devices, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2006 Cardium Therapeutics, Inc.

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Cardium Therapeutics™ and Generx™ are trademarks of Cardium Therapeutics, Inc.

InnerCool Therapies®, Innercool®, and Celsius Control System™ are trademarks of InnerCool Therapies, Inc.